UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOSTAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Maryland	20-5101287
(State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

No. 588 Shiji Xi Road, Xianyang, Shaanxi Province,
The People’s Republic of China	712046
(Address of Principal Executive Offices)	(Zip Code)

Biostar Pharmaceuticals, Inc.
2009 Incentive Stock Plan
(Full Title of Plan)

Mr. Ronghua Wang
No. 588 Shiji Xi Road
Xianyang, Shaanxi Province, The People’s Republic of China 712046
(Name and address of agent for service)

011-86-29-33686638
(Telephone number, including area code, of agent for service)

Copies to:
Marc J. Ross, Esq.
Benjamin A. Tan, Esq.
Sichenzia Ross Friedman Ference LLP
 61 Broadway 32nd Floor
New York, NY 10006
Tel (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer □                                                                               Accelerated filer □
Non-accelerated filer □ (Do not check if a smaller reporting company)     Smaller reporting company  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001	2,000,000	$2.45	$4,900,000	$273.42

(1)
 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Biostar Pharmaceuticals, Inc., a Maryland corporation (the “Registrant” or the “Company”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average bid and asked price of the Registrant’s common stock as reported on the Over-The-Counter Bulletin Board on August 26, 2009.

EXPLANATORY NOTE

This Registration Statement is being filed to register the grant of up to 2,000,000 shares of common stock of Biostar Pharmaceuticals, Inc., par value $0.001 per share, to certain employees of the Company either as stock or stock options, and the subsequent exercise of any stock options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"), as of the date of this Registration Statement. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Offering are available without charge by contacting:

Securities Liaison Officer
Biostar Pharmaceuticals, Inc.
                No. 588 Shiji Xi Road
Xianyang, Shaanxi Province
The People’s Republic of China 712046
Tel: 011-86-29-33686638

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by the Registrant are incorporated herein by reference in this registration statement:

(a)           The Registrant’s annual report on Form 10-K filed on March 30, 2009, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial information for the Registrant’s fiscal year ended December 31, 2008.

(b)           The Registrant’s quarterly reports on Form 10-Q filed on May 14, and August 13, 2009, and Current Report on Forms 8-K filed on August 18, 2009, pursuant to Section 13(a) or 15(d) the Exchange Act, since the end of the fiscal year covered by the Registrant’s document referred to in (a) above.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

The following is a summary description of our capital stock and certain provisions of the Registrant’s Articles of Incorporation, as amended and corrected, the Registrant’s By-laws, and certain applicable provisions of Maryland law.

Common Stock

The Registrant has authorized 100,000,000 shares of common stock, par value $.001 per share, of which approximately 23,240,899 shares are currently issued and outstanding. The holders of the Registrant’s common stock are entitled to one vote per share on all matters to be voted on by the stockholders and are not entitled to cumulative voting in the election of directors. Holders of common stock are entitled to any dividends that may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock and any contractual restrictions the Registrant has against the payment of dividends on common stock.  In the event of the Registrant’s liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Preferred Stock

The Board of Directors is authorized under the Registrant’s Articles of Incorporation, as amended and corrected, to provide for the issuance of shares of preferred stock by resolution to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued are likely to have priority over the common stock with respect to dividend or liquidation rights.

Series A Convertible Preferred Stock:

The Registrant has designated 5,000,000 shares of its preferred stock as Series A Convertible Preferred Stock, par value $.001 per share, of which 72,500 shares have been issued and converted into common stock. The following is a summary of the rights and preferences:

No Dividends. The Series A Convertible Preferred Stock shall not be entitled to any dividends.

Voting Rights. The Series A Convertible Preferred Stock has no voting rights except as may be required by Maryland law. However, the approval of the holders of at least 51% of the Series A Convertible Preferred Stock is required for:

The authorization, creation, or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking equal or prior to the Series A Convertible Preferred Stock; or the amendment, alteration, or repeal, whether by merger, consolidation, or otherwise, of any of the provisions of the Articles of Incorporation of the corporation which would alter or change the powers, preferences, or special rights of the shares of the Series A Convertible Preferred Stock so as to affect them adversely; provided, however, that any increase in the amount of authorized Series A Convertible Preferred Stock, or the creation and issuance of series of blank check preferred stock with dividend rights or ranking junior to the Series A Convertible Preferred Stock with respect to the distribution of assets upon liquidation, dissolution, or winding up, shall not be deemed to adversely affect such powers, preferences, or special rights.

Liquidation Preference. On liquidation the holders are entitled to receive $10 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

Conversion at Option of Holder. Upon the valuation of the common stock by a person, firm or entity engaged in the business of providing evaluations or appraisals of the value of securities of companies which is selected in good faith by the Board of Directors of the corporation and is independent of the corporation (the "Valuation Firm"), each share of Series A Convertible Preferred Stock is convertible into shares of common stock at the option of the holder at a Conversion Price based on the valuation of the common stock on a per share basis (the "Valuation Price"). Conversion Price shall mean the price equal to the product obtained by multiplying (x) 1/3, times (y) 80% of the Valuation Price. The aggregate number of shares of common stock which may be issued upon conversion of the Series A Convertible Preferred Stock shall be no more than 2 million shares.

Adjustment to Conversion Price of Series A Convertible Preferred Stock. The Conversion Price shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, or similar change in the Company’s common stock.

Registration Rights. The holders of Series A Convertible Preferred Stock will be entitled to piggyback registration rights for a period of two years after the conversion.

Lockup. Upon the conversion of the shares of Series A Convertible Preferred Stock into shares of common stock ("Conversion Shares"), the holders may not sell such Conversion Shares for a period of 150 days following the conversion; provided, however, after the expiration of 90 days after the Conversion a holder may sell up to one-third of the Conversion Shares issued to such holder, and after the expiration of 120 days following the Conversion a holder may sell up to an additional one-third of the Conversion Shares issued to such holder.

Warrants

Each warrant entitles the holder to purchase up to 15.015 shares of common stock at a purchase price of $1.00 per share, subject to adjustment. The warrants terminate on the third anniversary of the date after which the warrants are issued.

Registration Rights. The holders of the warrants will be entitled to the piggyback registration rights for a period of two years after the conversion.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of Biostar Pharmaceuticals, Inc. if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article V of the Registrant’s By-Laws extend such indemnities to the full extent permitted by Maryland law. The Registrant may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by one of the Registrant’s directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the Registrant’s directors, officers, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and it will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description

4.1 5.1	Biostar Pharmaceuticals, Inc. 2009 Incentive Stock Option Plan. Opinion of Sichenzia Ross Friedman Ference LLP with respect to the legality of the common stock registered hereby.
23.1	Consent of Sichenzia Ross Friedman Ference LLP (contained in its opinion filed herewith in Exhibit 5.1).
23.2	Consent of Morgenstern, Svoboda & Baer CPA’s P.C.

Item 9.           Undertakings.

(a)      The undersigned Registrant hereby undertakes:

           (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

           (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xianyang, the People’s Republic of China, on August 28, 2009.

BIOSTAR PHARMACEUTICALS, INC.

By:	/s/ Ronghua Wang
Ronghua Wang Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By:	/s/ Ronghua Wang
Ronghua Wang Chief Executive Officer and Director (principal executive officer)

By:	/s/ Elaine Zhao
Elaine Zhao Chief Financial Officer (principal accounting and financial officer)

By:	/s/ Qinghua Liu
Qinghua Liu Director

By:	/s/ Michael Segal
Michael Segal Director

By:	/s/ Haipeng Wu
Haipeng Wu Director

By:	/s/ Xifeng Nie
Xifeng Nie Director